Exhibit 99.1

Accretive Health Reports First Quarter 2012 Financial Results

•	Net services revenue of $254 million, up 55%
•	Net income of $1.5 million
•	Non-GAAP Adjusted EBITDA of $12.9 million, up 54%
•	Non-GAAP adjusted diluted EPS of $0.06, up 50%
•	PCARR, as of today, $910 million to $930 million, up $147 million or 19% year-over-year
•	Company updates 2012 outlook

CHICAGO, May 9, 2012 — Accretive Health, Inc. (NYSE: AH), today reported financial results for the first quarter ended March 31, 2012.

Highlights for First Quarter 2012

•	Net services revenue for the first quarter increased 55% to $253.7 million from $163.7 million in the first quarter of 2011.
•	Net income for the first quarter was $1.5 million, compared with $0.2 million in the first quarter of 2011.
•	Diluted earnings per share increased to $0.01 from $0.00 in the first quarter of 2011.
•	Non-GAAP adjusted EBITDA increased 54% to $12.9 million from $8.4 million in the first quarter of 2011.
•	Non-GAAP adjusted diluted earnings per share increased 50% to $0.06 from $0.04 in the first quarter of 2011.

Mary Tolan, Accretive Health’s Founder and Chief Executive Officer, said, “We were pleased by our operating results in the first quarter, which were in line with our expectations. Our business produced meaningful increases in net services revenue, non-GAAP adjusted EBITDA and operating cash flow. In addition, we established a new, five-year relationship with one of the largest healthcare systems in the country that will enable its hospitals to enroll in our services over time.

“Our business model is focused on helping hospitals work better by producing higher revenues, lower costs, better patient outcomes, and better patient satisfaction. We are proud not only of our results, but of our people, whose compassion and effort is the basis of the results we deliver to our clients — and to the lives of their patients. Since our founding, we have assisted our clients in finding insurance coverage or government programs for more than 250,000 patients.”

Ms. Tolan continued, “We believe our performance, not only this quarter, but since our founding, reflects the success of our fundamental mission of providing comprehensive services to healthcare providers, and by doing so helping strengthen their financial stability and increase healthcare access for all.

“We continue to work hard to resolve the issues with the Minnesota Attorney General. On April 30, we filed a motion in federal district court in Minnesota to dismiss the charges the Attorney General brought against our company in January. We will continue to pursue our legal defenses against charges that do not reflect the essence of what we do.”

Financial Review

First Quarter 2012

Net services revenue for the first quarter of 2012 grew by 55% to $253.7 million, an increase of $90.0 million over the first quarter of 2011.

•	Net base fee revenue was $214.8 million for the first quarter of 2012, an increase of $73.0 million over the first quarter of 2011.
•	Incentive revenue was $23.9 million during the first quarter of 2012, an increase of $6.6 million over the first quarter of 2011.
•	Other services revenue was $15.0 million for the first quarter of 2012, an increase of $10.4 million over the first quarter of 2011.

Operating margin for the first quarter of 2012 was $44.7 million compared with $34.2 million for the first quarter of 2011.

Infused management and technology expense for the first quarter of 2012 was $25.1 million, or 9.9% of net services revenue, compared with $19.5 million, or 11.9% of net services revenue, for the first quarter of 2011. Selling, general and administrative expenses were $17.3 million for the first quarter of 2012, or 6.8% of net services revenue, compared with $14.2 million, or 8.7% of net services revenue, for the first quarter of 2011.

Net income for the first quarter of 2012 was $1.5 million, compared with $0.2 million in the first quarter of 2011. After adjusting for non-cash employee stock-based compensation expenses on an after-tax basis, non-GAAP adjusted net income for the first quarter of 2012 was $6.3 million, compared with $3.7 million in the first quarter of 2011. Non-GAAP adjusted net income per diluted common share was $0.06 for the first quarter of 2012, an increase of 50% over the non-GAAP adjusted net income per diluted common share of $0.04 in the first quarter of 2011.

EBITDA for the first quarter of 2012 was $4.8 million, compared with $2.4 million for the first quarter of 2011. Included in these results were non-cash employee stock-based compensation expenses of $8.1 million and $6.0 million for the first quarter of 2012 and the first quarter of 2011, respectively. After adjusting for these expenses, non-GAAP adjusted EBITDA for the first quarter of 2012 was $12.9 million, compared with $8.4 million for the first quarter of 2011, an increase of $4.5 million.

For the first quarter of 2012, operating cash flow totaled $14.5 million, compared with negative operating cash flow of $45.3 million for the same period of 2011 primarily due to the timing of payments from customers and to vendors. For similar reasons free cash flow, defined as operating cash flow less capital expenditures and the acquisition of software, was $9.9 million for the first quarter of 2012, compared with negative free cash flow of $47.3 million for the same period of 2011.

At March 31, 2012, Accretive Health’s balance sheet remained strong with a total cash balance of $214.5 million, compared with $196.7 million at December 31, 2011.

Fiscal Year 2012 Guidance

Accretive Health is revising its previously issued guidance for fiscal year 2012 in light of the following factors: the decision by the Company and Fairview Health Services to transition revenue cycle operations to Fairview leadership; the Company’s receipt of a notice of termination of its Quality and Total Cost of Care contract by Fairview; and the Company’s assessment of the current situation and related uncertainties. Accretive Health now estimates that PCARR at year end will be in the range of $960 million to $1,005 million and 2012 net services revenue will be in the range of $960 million to $992 million.

In addition, the Company now estimates that fiscal year 2012 non-GAAP adjusted EBITDA will be in the range of $80 million to $95 million. This range reflects, among other things, the factors cited above and additional expenses relating to the defense of the lawsuit by the Minnesota Attorney General and related matters.

As a result, the Company expects non-GAAP adjusted diluted earnings per share for fiscal 2012 to be in the range of $0.42 to $0.50. The Company continues to actively pursue new business opportunities, and will provide updates as appropriate.

Conference Call

Accretive Health’s management will host a conference call today at 7:30 a.m. CDT (8:30 a.m. EDT) to discuss its first quarter 2012 results and business outlook for fiscal year 2012. To participate, please dial 800-299-9630 (617-786-2904 outside the U.S. and Canada) using conference code number 50461695, or visit the Investor Relations section of Accretive Health’s web site at www.accretivehealth.com to access the live webcast. A replay will be available for one week following the conference call at 888-286-8010 (617-801-6888 outside the U.S. and Canada) using conference code number 31787327. A replay of the conference call will also be available online at www.accretivehealth.com.

About Accretive Health

Accretive Health partners with healthcare providers to help them more effectively manage their revenue cycles, strengthen their financial stability, and improve the quality of care they provide while reducing overall healthcare costs. Our people, processes and sophisticated integrated technology complement our clients’ existing resources to enhance results for patients, physicians and staff. For more information, please visit www.accretivehealth.com.

Safe Harbor

This document contains forward-looking statements, including statements regarding Accretive Health’s expectations for future financial and operational performance, expected growth, new services, profitability or business outlook, the allegations made by the Minnesota Attorney General, the lawsuit filed against us by the Minnesota Attorney General and the Company’s motion to dismiss the lawsuit, securities-related class action and derivative lawsuits filed against us and certain of our officers and directors, follow-on investigations and inquiries by government authorities, and other litigation matters, all of which involve risks and uncertainties. Our actual results and outcomes could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2011, as amended, filed with the SEC (File No. 001-34746), under the heading “Risk Factors”. The words “strive,” “objective,” “anticipates,”

“believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “would,” “will,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying any of our forward-looking statements are reasonable, these expectations may prove to be incorrect and all of these statements are subject to risks and uncertainties. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections, or expectations prove incorrect, actual results, performance, financial condition, or events may vary materially and adversely from those anticipated, estimated, or expected.

All forward-looking statements included in this report are expressly qualified in their entirety by the foregoing cautionary statements. We wish to caution readers not to place undue reliance on any forward-looking statement that speaks only as of the date made and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the uncertainties and factors described above, as well as others that we may consider immaterial or do not anticipate at this time. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. Our expectations reflected in our forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown uncertainties and factors, including those described above. The risks and uncertainties described above are not exclusive, and further information concerning us and our business, including factors that potentially could materially affect our financial results or condition or relationships with customers and potential customers, may emerge from time to time. We assume no, and we specifically disclaim any, obligation to update, amend, or clarify forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our periodic reports that we file with or furnish to the U.S. Securities and Exchange Commission.

Accretive Health, Inc.

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In thousands, except share and per share amounts)
Net services revenue (1)	$253,742	$163,714
Costs of services	209,033	129,541

Operating margin	44,709	34,173
Other operating expenses:
Infused management and technology	25,077	19,532
Selling, general and administrative	17,288	14,240

Total operating expenses	42,365	33,772
Income from operations	2,344	401
Interest income, net	1	9

Net income before provision for income taxes	2,345	410
Provision for income taxes	852	250

Net income	$1,493	$160

Net income per common share
Basic	$0.02	$0.00
Diluted	0.01	0.00
Weighted average shares used in calculating net income per common share
Basic	98,923,908	95,162,411
Diluted	102,582,322	99,178,443

Comprehensive income	$1,571	$105

	102,582,32200	102,582,32200
	As of March 31,
	2012	2011
Other operating and Non-GAAP financial data

Projected contracted annual revenue run rate
Net base fees for managed service contracts	$750 to $754	$585 to $588
Incentive payments for managed service contracts	$118 to $131	$116 to $126
Other services	$59 to $62	$43 to $45

Total Projected contracted annual revenue run rate	$927 to $947	$744 to $759

(1) The components of net services revenue were:

	102,582,32200	102,582,32200
	Three Months Ended March 31,
	2012	2011
	(In thousands, except share and per share amounts)
Net base fees for managed service contracts	$214,750	$141,732
Incentive payments for managed service contracts	23,944	17,310
Other services	15,048	4,672

Net services revenue	$253,742	$163,714

Accretive Health, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2012	December 31, 2011
	(Unaudited)
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$214,474	$196,725

Accounts receivable, net of allowance for doubtful accounts of $3,561 and $3,191 at March 31, 2012 and December 31, 2011, respectively	111,164	94,105

Prepaid taxes	6,758	6,026
Prepaid assets	5,321	4,004
Due from related party	1,297	1,294
Other current assets	3,908	3,432

Total current assets	342,922	305,586
Deferred income taxes	20,082	17,878
Furniture and equipment, net	27,264	25,073
Restricted cash	5,000	5,000
Goodwill	1,468	1,468
Other, net	11,679	9,187

Total assets	$408,415	$364,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,356	$15,210
Accrued service costs	67,909	48,889
Accrued compensation and benefits	3,581	15,763
Deferred income tax	3,738	3,738
Other accrued expenses	8,949	6,979
Accrued income tax	200	153
Deferred revenue	31,909	24,137

Total current liabilities	139,642	114,869
Non-current liabilities:
Deferred revenue	9,072	7,055
Other non-current liabilities	4,311	4,179

Total non-current liabilities	13,383	11,234

Total liabilities	$153,025	$126,103

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued and outstanding at March 31, 2012 and December 31, 2011	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 99,321,136 shares issued and 99,306,332 shares outstanding at March 31, 2012; 98,701,161 shares issued and 98,686,357 shares outstanding at December 31, 2011	993	987
Additional paid-in capital	242,912	227,188
Retained earnings	12,823	11,330
Cumulative translation adjustment	(959)	(1,037)
Treasury stock (14,804 shares of common stock held in treasury)	(379)	(379)

Total stockholders’ equity	255,390	238,089

Total liabilities and stockholders’ equity	$408,415	$364,192

Accretive Health, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In thousands)
Operating activities:
Net income	$1,493	$160
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	2,456	1,997
Employee stock based compensation	8,079	5,976
Deferred income taxes	(2,204)	—
Excess tax benefits from equity-based awards	(3,186)	(4,994)
Changes in operating assets and liabilities:
Accounts receivable	(17,057)	(39,803)
Prepaid taxes	2,481	26
Prepaid and other assets	(4,455)	(1,135)
Accounts payable	8,138	(2,947)
Accrued service costs	19,020	3,101
Accrued compensation and benefits	(12,186)	(8,313)
Other accrued expenses	1,943	929
Accrued income taxes	47	—
Other liabilities	122	177
Deferred revenue	9,789	(484)

Net cash provided by (used in) operating activities	14,480	(45,310)

Investing activities:
Purchases of furniture and equipment	(2,903)	(1,335)
Acquisition of software	(1,664)	(661)
Collection of note receivable	204	931

Net cash used in investing activities	(4,363)	(1,065)

Financing activities:
Proceeds from issuance of common stock from stock option exercises	4,463	4,777
Collection of non-executive employees’ notes receivable	—	41
Excess tax benefit from equity-based awards	3,186	4,994

Net cash provided by financing activities	7,649	9,812

Effect of exchange rate changes on cash	(17)	(36)

Net increase (decrease) in cash and cash equivalents	17,749	(36,599)
Cash and cash equivalents at beginning of period	196,725	155,573

Cash and cash equivalents at end of period	$214,474	$118,974

Explanation of Operational Metrics

We define Projected Contracted Annual Revenue Run-Rate (PCARR) as the expected total net services revenue for the subsequent 12 months for all healthcare providers for which we are providing services that are under contract. We believe that our Projected Contracted Annual Revenue Run-Rate is a useful measure of our overall business volume at a particular point in time and of changes in the volume of business over time because it eliminates the time impact associated with the signing of new contracts during a quarterly or annual period.

PCARR is calculated by accumulating our estimates of the next 12 months’ base fees, cost saving sharing credits and incentive payments for each contract in place at the reporting date. Our base fee estimate is based on the contractual agreement with each customer relating to the services that we will provide and the costs that the customer was incurring for completing such activities prior to entering into its agreement with us. Our estimates for cost sharing credits and incentive payments are based on the Company’s prior experiences regarding the level of cost reductions and increases in net revenue yield and its management’s experience regarding potential reductions in total medical cost for a defined patient population, which are likely to be earned during each year a contract is in place given the level of infused management as well as the degree to which we have implemented our technology. We update these estimates regularly to incorporate changes in activities under management for a specific contract, and changes in our overall experience with our portfolio of contracts. There were no significant changes in our overall assumptions used in the calculation of PCARR as of March 31, 2012.

All of our contracts have “evergreen” provisions that extend the term of our services automatically unless the customer provides notification of non-renewal. Therefore, unless a notice of non-renewal has been received, our PCARR calculation assumes that each contract in place at the reporting date will continue for at least the next 12 months. In the event that we receive a non-renewal notice from a customer, we reduce the PCARR calculation by the amount associated with that specific contract for any periods after the contract’s then current end date. At March 31, 2012, PCARR includes approximately $94 million related to periods subject to assumed contract extensions, mostly relating to the Ascension master services agreement that is due for renewal in December, 2012. The termination of the quality and total cost of care services contract by Fairview Health Services on April 27, 2012 will reduce the projected contracted annual revenue run rate for the year ended December 31, 2012.

PCARR is not a projection of expected revenues for specific future periods because any such projection would also need to include the additional revenue resulting from any future contracts signed with new customers subsequent to the reporting date. Further, actual future revenues from existing customers may differ from the projected amounts used for purposes of calculating PCARR because the scope of services provided to existing customers may change and the incentive fees we earn may be more or less than we estimate depending on our ability to achieve projected increases in our customers’ net revenue yield and projected reductions in total medical cost of the customers’ patient population.

We define the contracting phase of our sales process as the final stage when we have reached general agreement with the potential customer on scope, business terms and conditions under which our services will be provided and the written contract is in the process of being negotiated and finalized for execution.

Explanation and Use of Non-GAAP Financial Measures

To provide investors with greater insight and a better understanding of how our management and board of directors analyze our financial performance and make operational decisions, we supplement our consolidated financial statements that are presented on a GAAP basis in this press release with the following non-GAAP financial measures: adjusted EBITDA, adjusted net income, and adjusted net income per diluted common share.

These non-GAAP financial measures should not be considered in isolation; they are in addition to, and are not a substitution, for financial performance measures under GAAP. These non-GAAP financial measures may be different from non-GAAP measures used by other companies. Further, we may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations since they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.

We define non-GAAP adjusted EBITDA as net income (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization expense and share based compensation expense. We define non-GAAP adjusted net income as net income (loss) before share based compensation expense, net of the estimated tax impact of such expense. We define non-GAAP adjusted net income per diluted common share as non-GAAP adjusted net income applicable to common shareholders divided by the weighted average fully diluted common shares outstanding during the period as computed in accordance with GAAP.

We use non-GAAP adjusted EBITDA:

•	as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance;

•	for planning purposes, including the preparation of our annual operating budget;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our business strategies; and

•	in communications with our board of directors and investors concerning our financial performance.

We believe that non-GAAP adjusted EBITDA, non-GAAP adjusted net income, and non-GAAP adjusted net income per diluted common share are useful to investors in evaluating our operating performance for the following reasons:

•

these and similar non-GAAP measures are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired;

•	securities analysts often use these and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and

•

by comparing our non-GAAP adjusted EBITDA in different historical periods, our investors can evaluate our operating results without the additional variations of interest income (expense), income tax expense (benefit), depreciation and amortization expense and share-based compensation expense.

We understand that, although measures similar to non-GAAP adjusted EBITDA and non-GAAP adjusted net income are frequently used by investors and securities analysts in their evaluation of companies, these measures have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of the limitations of these specific non-GAAP financial measures are:

•	non-GAAP adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

•	non-GAAP adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	non-GAAP adjusted EBITDA and non-GAAP adjusted net income do not reflect share-based compensation expense;

•	non-GAAP adjusted EBITDA does not reflect cash requirements for income taxes; and

•	non-GAAP adjusted EBITDA does not reflect net interest income (expense).

Non-GAAP Adjusted EBITDA

The following table presents a reconciliation of non-GAAP adjusted EBITDA to net income, the most comparable GAAP measure (unaudited; in thousands):

	Three Months Ended
	March 31,
	2012	2011
Net income	$1,493	$160
Net interest income (a)	(1)	(9)
Provision for income taxes	852	250
Depreciation and amortization expense	2,456	1,997

EBITDA	$4,800	$2,398
Stock compensation expense	8,079	5,976

Non-GAAP Adjusted EBITDA	$12,879	$8,374

(a) Net interest income represents earnings from our cash and cash equivalents. No debt or other interest-bearing obligations were outstanding during any of the periods presented.

Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Net Income per Diluted Common Share

The following table presents a reconciliation of non-GAAP adjusted net income to net income, the most comparable GAAP measure, details how we calculate non-GAAP adjusted net income per diluted common share, and reconciles non-GAAP adjusted net income per diluted common share to fully diluted earnings per common share, the most comparable GAAP measure (unaudited; in thousands, except share and per share amounts):

	Three Months Ended
	March 31,
	2012	2011
Non-GAAP Adjusted Net Income
GAAP net income per common share	$1,493	$160
Add: Stock compensation expense	8,079	5,976
Less: Tax impact of stock compensation expense (a)	3,232	2,390

Adjusted net income	$6,340	$3,746

Weighted average common shares, diluted	102,582,322	99,178,443

Non-GAAP adjusted net income per diluted common share	$0.06	$0.04

	Three Months Ended
	March 31,
	2012	2011
Non-GAAP Adjusted Net Income per Diluted Share
GAAP fully diluted earnings per common share	$0.01	$0.00
Add: Stock compensation expense	0.08	0.06
Less: Tax impact of stock compensation expense (a)	0.03	0.02

Non GAAP adjusted net income per diluted share	$0.06	$0.04

(a)	Tax impact calculated using a tax rate of 40% which excludes the impact of state taxes on gross receipts.

Contacts:

Accretive Health, Inc.

Francesca Luthi, 312-255-7794

Senior Vice President, Investor Relations

investorrelations@accretivehealth.com

Gary Rubin, 312-324-7813

Senior Director of Finance

investorrelations@accretivehealth.com